Exhibit 15.1
To the Stockholders of
Stone Energy Corporation:
We are aware of the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849, and 333-107440, and Form S-3 No. 333-86450) of Stone Energy Corporation and in the related Prospectuses of our report dated May 8, 2007 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that is included in its Form 10-Q for the quarter ended March 31, 2007.

Very truly yours,
/s/ Ernst & Young LLP

New Orleans, Louisiana
May 8, 2007